Press Release

Contact:                 United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822

United Community Bancorp Reports Second Quarter Results

Lawrenceburg, Indiana – January 28, 2014 – United Community Bancorp (the “Company”) (Nasdaq:  UCBA), the parent company of United Community Bank (the “Bank”), today reported net income of $582,000, or $0.12 per diluted share, for the quarter ended December 31, 2013, compared to net income of $696,000, or $0.14 per diluted share, for the quarter ended December 31, 2012. Net income for the six months ended December 31, 2013 was $1.3 million, or $0.28 per diluted share, compared to net income of $1.2 million, or $0.24 per diluted share, for the six months ended December 31, 2012.

United Community Bancorp
Summarized Statements of Income
(In thousands, except per share data)
	For the six months ended
	12/31/2013	12/31/2012
	(Unaudited)	(Unaudited)
Interest income	$7,527	$8,328
Interest expense	1,386	1,892
Net interest income	6,141	6,436

Provision for (recovery of) loan losses	(367)	475
Net interest income after provision for (recovery of) loan losses	6,508	5,961

Total other income	2,063	2,434
Total noninterest expense	6,742	6,787
Income before income taxes	1,829	1,608

Income tax provision	485	418
Net income	$1,344	$1,190

Basic and diluted earnings per share(1)	$0.28	$0.24
Weighted average shares outstanding(1)	4,875,257	5,050,134

(1)
Weighted average share and related earnings per share amounts for periods prior to January 9, 2013 have been restated retroactively to reflect the previously announced second step conversion at a conversion rate of 0.6573 to 1.

Summarized Consolidated Statements of Financial Condition
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)
(In thousands, as of)	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012

ASSETS
Cash and Cash Equivalents	$21,553	$16,639	$16,787	$27,621	$39,375
Investment Securities	204,677	208,828	202,547	204,783	173,258
Loans Receivable, net	247,165	247,202	254,578	258,454	266,684
Other Assets	38,817	38,782	38,719	35,109	37,347
Total Assets	$512,212	$511,451	$512,631	$525,967	$516,664

LIABILITIES
Municipal Deposits	$103,240	$101,994	$90,141	$103,483	$102,806
Other Deposits	317,226	322,837	331,102	333,498	322,311
FHLB Advances	15,000	10,000	15,000	10,083	10,333
Other Liabilities	2,530	3,241	2,845	3,932	3,006
Total Liabilities	437,996	438,072	439,088	450,996	438,456
Commitments and contingencies	-	-	-	-	22,889
Total Stockholders' Equity	74,216	73,379	73,543	74,971	55,319
Total Liabilities & Stockholders' Equity	$512,212	$511,451	$512,631	$525,967	$516,664

Summarized Consolidated Statements of Income
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012
	(for the three months ended, in thousands, except per share data)

Interest Income	$3,768	$3,759	$3,712	$3,847	$4,103
Interest Expense	638	748	712	747	889
Net Interest Income	3,130	3,011	3,000	3,100	3,214
Provision for (Recovery of) Loan Losses	75	(442)	(651)	110	225
Net Interest Income after Provision
for (Recovery of) Loan Losses	3,055	3,453	3,651	2,990	2,989
Total Other Income	1,011	1,052	1,106	949	1,367
Total Noninterest Expense	3,294	3,448	3,381	3,427	3,370
Income before Tax Provision	772	1,057	1,376	512	986
Income Tax Provision	190	295	406	105	290
Net Income	$582	$762	$970	$407	$696
Basic and Diluted Earnings per Share (1)	$0.12	$0.16	$0.20	$0.08	$0.14
Weighted Average Shares Outstanding (1):
Basic and Diluted	4,875,257	4,875,257	4,875,257	4,892,523	5,050,134

(1) Weighted average share and related earnings per share amounts for periods prior to January 9, 2013 have been restated retroactively to reflect the previously announced second step conversion at a conversion rate of 0.6573 to 1.

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012
Performance Ratios:
Return on average assets (1)	0.45%	0.59%	0.75%	0.31%	0.55%
Return on average equity (1)	3.14%	4.17%	5.19%	2.41%	5.02%
Interest rate spread (2)	2.58%	2.48%	2.43%	2.47%	2.70%
Net interest margin (3)	2.62%	2.53%	2.48%	2.53%	2.75%
Noninterest expense to average assets (1)	2.55%	2.68%	2.60%	2.61%	2.67%
Efficiency ratio (4)	79.55%	84.86%	82.34%	84.64%	73.56%
Average interest-earning assets to
average interest-bearing liabilities	108.81%	108.65%	109.29%	109.16%	106.17%
Average equity to average assets	14.36%	14.23%	14.37%	12.83%	10.98%

Bank Capital Ratios:
Tangible capital	12.30%	12.18%	12.07%	11.56%	9.37%
Core capital	12.30%	12.18%	12.07%	11.56%	9.37%
Total risk-based capital	27.33%	26.95%	26.72%	26.17%	20.36%

Asset Quality Ratios:
Nonperforming loans as a percent
of total loans	3.48%	3.74%	4.87%	5.39%	5.34%
Nonperforming assets as a percent
of total assets	1.88%	1.98%	2.60%	2.79%	2.98%
Allowance for loan losses as a percent
of total loans	2.12%	2.15%	2.09%	2.18%	2.10%
Allowance for loan losses as a percent
of nonperforming loans	60.90%	57.57%	42.83%	40.35%	39.37%
Net charge-offs (recoveries) to average
outstanding loans during the period (1)	0.30%	(0.76)%	(0.56)%	0.13%	0.29%

(1) Quarterly income and expense amounts used in calculating the ratio have been annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents total noninterest expense divided by the sum of net interest income and total other income.

For the three months ended December 31, 2013:

Net income decreased $114,000 to $582,000 for the quarter ended December 31, 2013, compared to net income of $696,000 for the quarter ended December 31, 2012.

Net interest income decreased $84,000, or 2.6%, to $3.1 million for the quarter ended December 31, 2013 as compared to $3.2 million for the quarter ended December 31, 2012.   A decrease of $335,000 in interest income was partially offset by a $251,000 decrease in interest expense.  The decrease in interest income was the result of a $22.4 million decrease in the average balance of loans, a decrease in the average rate earned on loans from 4.94% for the quarter ended December 31, 2012 to 4.82% for the quarter ended December 31, 2013, and a decrease in the average rate earned on investments from 1.81% for the quarter ended December 31, 2012 to 1.53% for the quarter ended December 31, 2013, partially offset by a $35.2 million increase in the average balance of investments.  The decrease in interest expense was primarily the result of a decrease in the average interest rate paid on deposits from 0.78% for the quarter ended December 31, 2012 to 0.55% for the quarter ended December 31, 2013.  Changes in interest rates are reflective of decreases in overall market rates.

The provision of loan losses was $75,000 for the quarter ended December 31, 2013, compared to $225,000 for the same quarter in the prior year. The decrease in the provision for loan losses is reflective of continued improvement in our asset quality. Asset quality continues to improve primarily due to the Bank’s continuing efforts to resolve asset quality issues. Nonperforming assets as a percentage of total assets decreased from 2.98% at December 31, 2012 to 1.88% at December 31, 2013.

Other income decreased $356,000, or 26.0%, to $1.0 million for the quarter ended December 31, 2013 compared to $1.4 million for the prior year quarter. The decrease is primarily due to a $245,000 decrease in gain on sale of loans and a $263,000 decrease in gain on sale of investments, partially offset by a $147,000 increase in other income.  The decrease in gain on sale of loans is the result of a higher level of refinancing activity during the quarter ended December 31, 2012 as compared to the current year quarter due to higher loan rates in the current year quarter. The decrease in gain on sale of investments is due to the sale of mortgage-backed securities in the quarter ended December 31, 2012 with no such sales in the current year quarter. The increase in other income is primarily due to an increase in the value of mortgage servicing rights during the quarter ended December 31, 2013. The increase in income from mortgage servicing rights is primarily due to the year over year decrease in the prepayment of mortgages.

Noninterest expense decreased $76,000 to $3.3 million for the quarter ended December 31, 2013 compared to $3.4 million for the prior year quarter. Decreases of $79,000 in premises and occupancy expense and $96,000 in provision for loss on real estate owned were partially offset by an increase of $127,000 in professional fees.  The decrease in premises and occupancy expense was primarily the result of non-recurring expenses for data processing upgrades in the prior year quarter.  The decrease in provision for loss on real estate owned is due to write-downs on two commercial OREO properties in the prior year quarter with no such write-downs during the quarter ended December 31, 2013.  The increase in professional fees is primarily the result of acquiring outside resources for internal audit and planning in the current year.

For the six months ended December 31, 2013:

Net income increased $154,000 to $1.3 million for the six months ended December 31, 2013, compared to net income of $1.2 million for the six months ended December 31, 2012.

Net interest income decreased $295,000, or 4.6%, to $6.1 million for the six months ended December 31, 2013 as compared to $6.4 million for the six months ended December 31, 2012.   A decrease of $801,000 in interest income was partially offset by a $506,000 decrease in interest expense.  The decrease in interest income was the result of a $24.4 million decrease in the average balance of loans, a decrease in the average rate earned on loans from 4.96% for the six months ended December 31, 2012 to 4.88% for the six months ended December 31, 2013, and a decrease in the average rate earned on investments from 1.90% for the six months ended December 31, 2012 to 1.40% for the six months ended December 31, 2013, partially offset by a $43.7 million increase in the average balance of investments.  The decrease in interest expense was primarily the result of a decrease in the average interest rate paid on deposits from 0.84% for the six months ended December 31, 2012 to 0.60% for the six months ended December 31, 2013.  Changes in interest rates are reflective of decreases in overall market rates.

The recovery of loan losses was $367,000 for the six months ended December 31, 2013, compared to a provision for loan losses of $475,000 for the same period in the prior year. The decrease in the provision for loan losses was primarily due to a $379,000 recovery of a commercial loan and a $124,000 recovery from two one- to four-family loans during the six months ended December 31, 2013.  The decrease in the provision for loan losses is also reflective of continued improvement in our asset quality. Nonperforming assets as a percentage of total assets decreased from 2.98% at December 31, 2012 to 1.88% at December 31, 2013.

Other income decreased $371,000, or 15.2%, to $2.1 million for the six months ended December 31, 2013 compared to $2.4 million for the prior year period. The decrease is primarily due to a $406,000 decrease in gain on sale of loans and a $263,000 decrease in gain on sale of investments, partially offset by a $136,000 increase in gain on sale of fixed assets and a $162,000 increase in other income.  The decrease in gain on sale of loans is the result of a higher level of refinancing activity during the six months ended December 31, 2012 as compared to the current year period due to higher loan rates in the current year period. The decrease in gain on sale of investments is due to the sale of mortgage-backed securities in the six months ended December 31, 2012 with no such sales in the current year period. The increase in gain on sale of fixed assets was the result of the sale of our Osgood branch facility during the six months ended December 31, 2013.  The increase in other income is primarily due to an increase in the value of mortgage servicing rights during the six months ended December 31, 2013. The increase in income from mortgage servicing rights is primarily due to the decrease during the six month period in the prepayment of mortgages as compared to the prepayment of mortgages during the prior six month period.

Noninterest expense decreased $45,000 to $6.7 million for the six months ended December 31, 2013 compared to $6.8 million for the prior year period. Decreases of $114,000 in premises and occupancy expense, $105,000 in deposit insurance premium and $104,000 in provision for loss on real estate owned were partially offset by increases of $114,000 in professional fees and $120,000 in other operating expenses.  The decrease in premises and occupancy expense was primarily the result of non-recurring expenses for data processing upgrades in the prior year period.  The decrease in provision for loss on real estate owned is due to write-downs on two commercial OREO properties in the prior year period with no such write-downs during the six months ended December 31, 2013.  The increase in professional fees is primarily the result of acquiring outside resources for internal audit and planning in the current year. The increase in other operating expenses is primarily the result of a short-term loan-related promotion during the current year period.

Total assets were $512.2 million at December 31, 2013, compared to $512.6 million at June 30, 2013.  A $7.4 million decrease in loans was partially offset by a $4.8 million increase in cash and cash equivalents, and a $2.1 million increase in investment securities.  The decrease in loans was primarily the result of net payoffs totaling $5.8 million in one- to four-family real estate loans and $2.3 million in commercial real estate loans during the six months ended December 31, 2013. The increase in cash and cash equivalents and investment securities was the result of the payoff of loans with a portion of the proceeds redeployed into purchases of mortgage-backed securities and available for sale securities.

Total liabilities were $438.0 million at December 31, 2013, compared to $439.1 million at June 30, 2013.

Total stockholders’ equity was $74.2 million at December 31, 2013, compared to $73.5 million at June 30, 2013.  The increase was primarily the result of net income of $1.3 million for the six months ended December 31, 2013, partially offset by dividends paid of $504,000 and a $441,000 after-tax decrease in unrealized loss on investments.  At December 31, 2013, the Bank was considered “well-capitalized” under applicable regulatory requirements.

United Community Bancorp is the parent company of United Community Bank, headquartered in Lawrenceburg, Indiana.  The Bank currently operates eight offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K for the year ended June 30, 2013 filed with the SEC on September 27, 2013 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.